Exhibit 10.1

June 7, 2024

Patrick Kivits

Dear Patrick,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of our offer of employment.

1.
Start Date, Position and Duties. Your start date will be July 1, 2024, or such other date as we mutually agree. You will have the title of Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”), with such responsibilities as are customarily associated with a chief executive officer and such other responsibilities for the Company and its subsidiaries as are otherwise reasonably assigned to you by the Board. In addition, in connection with your appointment as Chief Executive Officer, the Board will appoint you as a member of the Board (for no additional compensation, subject to re-election in accordance with the Company’s bylaws).

Your position will be based at the Company’s headquarters in Charlotte, NC, and you are expected to relocate to Charlotte around the time of your start date. You are eligible to receive reimbursement for your reasonable relocation expenses, subject to and in accordance with the Company’s relocation policy. You will be required to repay the reimbursement if your employment is terminated by the Company for Cause or you resign without Good Reason (each as defined in the Executive Severance Plan) before the second anniversary of your start date; this obligation will be reflected in a separate Relocation Payment Agreement, consistent with the Company’s standard practice.

During your employment, you must: (i) devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) comply with the Company’s policies and rules, as they may be in effect from time to time. Notwithstanding the foregoing, you will be entitled to: (A) serve on one outside public company board and boards of non-profit organizations, subject in each case to the Board’s prior consent, not to be unreasonably withheld or delayed, (B) serve on civic or charitable boards or committees, (C) deliver lectures or fulfill speaking engagements, and (D) manage personal investments, so long as, in each such case, such activities do not (x) significantly interfere with the performance of your responsibilities as an employee of the Company, or (y) create a conflict of interest with your services to the Company.

2.
Employment-at-Will. Your employment with the Company will be at-will. This means either you and/or the Company will be free to terminate this employment relationship at any time, with or without cause (subject to your rights under the Executive Severance Plan described below).

3.	Compensation and Benefits. We will provide you with the following compensation and benefits during your employment:

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Base Salary. You will receive base salary at the annual rate of $1,100,000, payable in accordance with the Company’s regular payroll practices. Beginning with calendar year 2026 and at least annually thereafter, the Board’s People & Compensation Committee (the “P&C Committee”) will consider whether, in its discretion, to adjust your rate of base salary, based on market trends, internal considerations, performance or such other factors as the P&C Committee may determine.

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Annual Bonus. You will be eligible for an annual bonus in accordance with the Company’s annual bonus program for senior executives as in effect from time to time, with a target amount equal to 120% of your base salary (prorated for 2024 based on your start date). Your actual bonus amount will be determined by the P&C Committee, and may range from zero to 200% of target based on the achievement of corporate performance goals and the Committee’s review of your performance in accordance with the Company’s annual bonus program for senior executives as in effect from time to time. Unless otherwise expressly provided in the annual bonus program, your right to receive a bonus is conditioned on your continued employment, in good standing, through the payment date.

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Long-Term Incentives. You will be eligible for long-term incentive awards in accordance with the Company’s long-term incentive program for senior executives as in effect from time to time, as determined by the P&C Committee in its discretion, taking into account factors such as market practice, cost, performance and such other factors as determined appropriate by the P&C Committee. Your annual award will have a target grant date value of $6,000,000, prorated for 2024 based on your start date (e.g., a target grant date value of $3,000,000 if your start date is July 1, 2024). Grants of awards for 2024 and 2025 will comprise 50% time-based restricted stock units (“RSUs”) and 50% performance share units (“PSUs”) under the Company’s 2014 Omnibus Incentive Plan (or any successor plan) (the “Stock Plan”), consistent with the terms of awards for other senior executives as determined by the P&C Committee.

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Benefits. During the term of your employment, you will be entitled to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans, each as in effect from time to time. Such plans include the Sealed Air Corporation Executive Severance Plan, which currently provides severance upon a qualifying termination (termination by the Company without Cause or resignation by you for Good Reason equal to two times base salary and target annual bonus, increasing to 2.5 times if the termination occurs within two years after a Change in Control (as defined in the Executive Severance Plan), in each case subject to the terms and conditions of the Executive Severance Plan. Nothing in this Agreement shall restrict or limit the Company’s right to interpret, amend, or terminate its benefit plans and programs at any time, subject to the terms thereof.

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Business Expenses. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement policies.

4.
Sign-On Bonus and One-Time Equity Award. As an inducement to leave your current employment, recognizing that you will be forfeiting certain compensation from your prior employer, you will receive the following awards, subject to your starting employment with us no later than July 1, 2024:

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You will receive a sign-on bonus in the gross amount of $3,500,000, less any severance pay that you receive from your current employer, payable in a single cash payment (after required tax withholdings) on the first regular payroll date following your start date. If your employment with the Company ends before the second anniversary of your start date, for a reason other than termination by the Company without Cause or your resignation for Good Reason, you will be required to repay to the Company the full amount of the sign-on bonus within 30 days after your termination date.

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You will receive an award of RSUs granted under the Stock Plan with a grant date value of $5,600,000. This award (the “Sign-On Award”) will be granted to you as soon as practicable following your start date, subject to your accepting this offer and commencing employment. The number of RSUs will be determined by dividing the dollar amount by the closing price of the Company’s common stock on your start date, rounded up to the next whole RSU. The RSUs will vest in three substantially equal annual installments starting on the first anniversary of your start date, subject to your continued employment with the Company through the vesting date and subject to earlier vesting in case of your death or disability in accordance with the Company’s standard form of RSU award agreement; provided that the entire Sign-On Award will be fully vested if your employment is terminated by the Company without Cause or you resign for Good Reason and, in either case, you satisfy the requirements to receive severance under the Executive Severance Plan. The Sign-On Award will be evidenced by a formal award agreement reflecting these and other terms, which will be the governing document for the award.

5.
Covenants. You must enter into the Company’s standard agreement regarding protection of confidential information, ownership of trade secrets and inventions, and post-employment covenants. A copy of the agreement will be provided to you separately.

6.
Indemnification. The Company will indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company (but exclusive of any claims made by you or on your behalf). The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company.

7.	Miscellaneous.

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No Conflicts. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

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Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

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Entire Agreement. This letter sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void.

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Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

•	Governing Law. This letter shall be governed and interpreted in accordance with the laws of the State of North Carolina without regard to the State’s conflicts of law principles.

•	Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

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Withholding. All compensation (including imputed compensation) is subject to withholding for taxes and other amounts at such times and in such amounts as the Company determines to be required by applicable law. Regardless of the amount withheld, you are solely responsible for all taxes in respect of compensation from employment, except the employer’s share of employment taxes.

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Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines and Hedging/Pledging Policy For Executive Officers and Other Key Executives and the Company’s Clawback Policy.

This offer is contingent upon your completing the Company’s standard I-9 process within 72 hours of your start date. The Company will accept your unexpired Employment Authorization card as proof of your authorization to work in the United States. Your becoming unable to work in the United States will be grounds for terminating your employment for Cause (without regard to any contrary provision in the Executive Severance Plan).

Patrick, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Henry R. Keizer
Henry R. Keizer
Chair of the Board of Directors

ACCEPTED

/s/ Patrick Kivits	June 7, 2024
Patrick Kivits	Date